UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 11, 2009

DANKA BUSINESS SYSTEMS PLC

(Exact name of registrant as specified in its charter)

England & Wales	0-20828	98-0052869
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 2nd Avenue N.E.		Masters House
St. Petersburg, Florida 33701	and	107 Hammersmith Road
London W14 0QH England

(Addresses of principal executive offices)

Registrant’s telephone number, including area code:

727-456-4460 in the United States

011-44-207-605-0150 in the United Kingdom

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	Other Events

On February 11, 2009, Danka Business Systems PLC (“Danka” or the “Company”) issued a press release announcing that, following discussions between holders of the Company’s 6.50% convertible participating shares (the “Participating Shareholders”) and certain holders of the Company’s American Depositary Shares (“ADSs”), the Participating Shareholders have agreed to an increase in the amount payable out of the proceeds of the proposed Members’ Voluntary Liquidation (the “MVL”) to all holders of Danka ordinary shares and ADSs as at the time at which the MVL commences to a cash payment equal to $0.12 per ADS (or $0.03 per ordinary share).

The Company also announced that, pursuant to a voting agreement entered into among certain holders of Danka ADSs (including DCML LLC and Ironwood Investment Management, LLC) (collectively, the “Committed Holders”) and the Company on February 11, 2009, each of the Committed Holders has agreed to vote their entire respective holdings of Danka ADSs in favor of the MVL and related resolutions to be proposed at the Extraordinary General Meeting of the Company (the “EGM”) to be held on February 19, 2009.

The Committed Holders collectively hold the right to vote approximately 25,558,409 ADSs (which represent 102,233,636 ordinary shares), representing approximately 27% of the voting rights exercisable at the EGM. Cypress Merchant Banking Partners II L.P. and certain of its affiliates (the “Cypress Shareholders”), which collectively hold Participating Shares representing approximately 29.9% of the voting rights exercisable at the EGM, have affirmed their agreement to vote in favor of the MVL and related proposals.

The press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

In connection with the announcement that the Participating Shareholders have agreed to the increased payment described above to all holders of Danka ordinary shares and ADSs, the Company (i) amended and restated the letter agreement (the “Third Amended and Restated Letter Agreement”) between the Company and the Cypress Shareholders, pursuant to which the Cypress Shareholders, among other things, reaffirmed their previous agreement to vote in favor of the MVL and related proposals; (ii) amended the deed of undertaking (the “Deed of Undertaking”) with the holders of the Company’s Participating Shares such that the holders of the Participating Shares agreed, among other things, to instruct the liquidators appointed in connection with the MVL to pay the increased payment described above to all holders of Danka ordinary shares and ADSs; (iii) issued a press release in the United Kingdom (“UK”); and (iv) sent a supplemental circular to the Company’s ordinary shareholders in the UK in accordance with the requirements of the UK Listing Authority.

The amendments to both the Third Amended and Restated Letter Agreement and the Deed of Undertaking provide that all obligations of the Participating Shareholders under each of those agreements, including without limitation, the agreement to vote in favor of the MVL and related proposals and to the increased payment described above to all holders of Danka ordinary shares and ADSs terminate on the earlier of (i) February 28, 2009 and (ii) the resolution to approve the MVL to be proposed at the EGM failing to be approved by the requisite majority at the EGM (or any adjournment or postponement thereof).

The voting agreement, the Third Amended and Restated Letter Agreement, the amendment to the Deed of Undertaking, the UK press release and the UK supplemental circular are attached as Exhibits 99.2, 99.3, 99.4, 99.5 and 99.6 hereto, respectively, and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description
99.1	Danka Business Systems PLC press release dated February 11, 2009 (US press release)

99.2	Voting Agreement, dated as of February 11, 2009, by and among DCML LLC, Van Buren Master Fund, LP, Potomac Capital Partners, LP, Potomac Capital International, Ltd., Carl Warden, Brett Patelsky, Ben Renshaw, Bob Jones, Ironwood Investment Management, LLC and Danka Business Systems PLC

99.3	Third Amended and Restated Letter Agreement, dated February 11, 2009, by and among Cypress Merchant Banking Partners II L.P., Cypress Merchant Banking II C.V., 55th Street Partners II L.P. and Danka Business Systems PLC

99.4	Second Deed of Amendment, dated as of February 11, 2009, by and among Cypress Merchant Banking Partners II L.P., Cypress Merchant Banking II C.V., 55th Street Partners II L.P., The Prudential Assurance Company Limited and Danka Business Systems PLC

99.5	Danka Business Systems PLC press release dated February 12, 2009 (UK press release)

99.6	Supplemental UK Circular

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 12, 2009	DANKA BUSINESS SYSTEMS PLC

	By:	/s/ Mary K. Priolo
	Name:	Mary K. Priolo
	Title:	Assistant Secretary and Principal Accounting Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Danka Business Systems PLC press release dated February 11, 2009 (US press release)

99.2	Voting Agreement, dated as of February 11, 2009, by and among DCML LLC, Van Buren Master Fund, LP, Potomac Capital Partners, LP, Potomac Capital International, Ltd., Carl Warden, Brett Patelsky, Ben Renshaw, Bob Jones, Ironwood Investment Management, LLC and Danka Business Systems PLC

99.3	Third Amended and Restated Letter Agreement, dated February 11, 2009, by and among Cypress Merchant Banking Partners II L.P., Cypress Merchant Banking II C.V., 55th Street Partners II L.P. and Danka Business Systems PLC

99.4	Second Deed of Amendment, dated as of February 11, 2009, by and among Cypress Merchant Banking Partners II L.P., Cypress Merchant Banking II C.V., 55th Street Partners II L.P., The Prudential Assurance Company Limited and Danka Business Systems PLC

99.5	Danka Business Systems PLC press release dated February 12, 2009 (UK press release)

99.6	Supplemental UK Circular